UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 6, 2005

Date of Report (Date of earliest event reported)

WATER PIK TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1-15297

25-1843384

(Commission File Number)	(IRS Employer Identification No.)

23 Corporate Plaza, Suite 246

Newport Beach, CA  92660

(Address of principal executive offices, including zip code)

(949) 719-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2005, Water Pik Technologies, Inc. (the “Company”) and its direct and indirect wholly-owned subsidiaries, Laars, Inc., Jandy Industries, Inc. and Water Pik Technologies Canada, Inc. (collectively, the “Sellers”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Bradford White Corporation (“BWC”) and its wholly-owned subsidiary, Laars Acquisition, Inc. (“Buyer”).  Under the Purchase Agreement the Company and the Sellers have agreed to sell, and the Buyer has agreed to buy, substantially all of the assets related to that portion of the Sellers’ business consisting of the manufacturing, marketing and sale of commercial and residential boilers and water heaters and related products for a purchase price of $24.3 million, subject to certain post-closing adjustments.  As part of the transaction, the parties have also entered into an agreement under which the Sellers will for a limited period of time provide transition services to the Buyer.

The closing of the transaction is expected to occur on June 30, 2005, subject to the satisfaction or waiver of certain closing conditions.

Other than in respect of or as contemplated by the Purchase Agreement and related agreements, there are no material relationships between the Company, the Sellers and their affiliates, on the one hand, and BWC and the Buyer and their affiliates, on the other hand.

A copy of the Purchase Agreement is attached as Exhibit 2.1, and incorporated by reference herein.  The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement dated June 6, 2005.

All schedules and exhibits to the above Exhibit have been omitted in accordance with 17 CFR §229.601(b)(2).  The registrant agrees to furnish supplementally a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATER PIK TECHNOLOGIES, INC.

Date:	June 9, 2005	By:	/s/ VICTOR C. STREUFERT
Victor C. Streufert,
Vice President, Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement dated June 6, 2005.